EXHIBIT A
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them a Statement on Schedule 13G (including amendments thereto) with regard to the common stock of InterOil Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of August 9, 2007.

BP CAPITAL MANAGEMENT, L.P.

By:	TBP Investments Management LLC, its general partner

	By:	/s/ Thomas Boone Pickens, Jr.
	Name:	Thomas Boone Pickens, Jr.
	Title:	Chief Executive Officer

TBP INVESTMENTS MANAGEMENT LLC

By:	/s/ Thomas Boone Pickens, Jr.

Name:	Thomas Boone Pickens, Jr.

Title:	Chief Executive Officer

/s/ Thomas Boone Pickens, Jr.

Thomas Boone Pickens, Jr.

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